Exhibit 14.1

Blackstone Private Equity Strategies Fund L.P.

Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the “Code”) applies to the directors, officers and employees (if any), of Blackstone Private Equity Strategies Fund L.P (the “Partnership”), all officers and employees of Blackstone Private Equity Strategies Associates L.P. and all officers and employees of Blackstone Private Investments Advisors L.L.C. (the “Investment Manager”) (collectively, “Covered Parties”). This Code supplements and is in addition to any code of ethics of Blackstone Inc. (“Blackstone”) to which a Covered Party is subject. Insofar as any provision of Blackstone’s code of ethics applicable to a Covered Party conflicts with a provision of this Code, the Covered Party should contact the Partnership’s Legal and Compliance team (bxpe-l&c@blackstone.com) (“Legal and Compliance”). This Code is subject to the Partnership’s limited partnership agreement, as amended, supplemented, restated or otherwise modified from time to time (the “Limited Partnership Agreement”), any Partnership policy with respect to related person transactions and the investment management agreement with the Investment Manager, each as in effect from time to time. Any matter arising thereunder that is approved pursuant to Partnership policies addressing transactions with affiliates and/or related persons shall not be deemed to conflict with this Code.

The Partnership expects all Covered Parties to follow a high standard of ethics and personal integrity, and to act and behave in a manner that enhances the Partnership’s reputation and strengthens the trust that others have in the Partnership. By adhering to exemplary standards of integrity, we enhance our reputation and ability to do business.

If you are uncertain as to the appropriate course of conduct in any particular situation, you should immediately consult with Legal and Compliance.

Compliance with Laws, Rules and Regulations

All Covered Parties must respect and comply with all applicable laws, rules and regulations of the United States and other countries, states, counties, cities and other jurisdictions in which the Partnership conducts business.

Conflicts of Interest

A conflict of interest can develop when personal responsibilities, interests and/or relationships interfere with, or appear to interfere with, professional responsibilities, interests and/or relationships (including the interests of the Partnership and/or your duties in your respective role at the Partnership). Conflicts of interest may not always be clear-cut, so if you have a question, or become aware of a conflict or potential conflict, you should contact Legal and Compliance.

Timely and Truthful Public Disclosure

In reports and documents filed with or submitted to the U.S. Securities and Exchange Commission and other regulators by the Partnership, and in other public communications made by the Partnership, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Parties shall provide accurate financial and accounting data for inclusion in such disclosures. Covered Parties shall not knowingly falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Partnership’s independent public auditors or investors. Covered Parties shall never take any action to coerce, manipulate, mislead or fraudulently influence the Partnership’s independent auditors in the performance of their audit or review of the Partnership’s financial statements.

Confidentiality

Covered Parties may come into contact with, use, and/or acquire confidential or proprietary information including non-public information. As such, Covered Parties should take reasonable steps and precautions necessary to restrict access to, and secure, such information. Covered Parties should only share confidential or proprietary information on a “need-to-know” basis and should use their reasonable best efforts to prevent inadvertent or unauthorized disclosure. In general, confidential information should be shared only with other Covered Parties or other employees of Blackstone (including its Private Equity Group), with persons subject to a confidentiality agreement or otherwise with persons who are subject to a duty of confidentiality.

You should consult with Legal and Compliance when disclosure of confidential information is required by law or regulations, or court, mediator or arbitrator.

Confidential information includes all non-public information received or created by the Partnership in connection with its business activities, and confidential information that third parties have entrusted to the Partnership. The obligation to preserve confidential information continues even after your service ends.

Insider Trading

U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading). Covered Parties who have access to material nonpublic information, regardless of its source, are not permitted to use or share that information for their personal benefit for securities trading purposes or for any other purpose except the conduct of the Partnership’s business.

All material, non-public information about the Partnership should be considered confidential information. It is always illegal to trade in the Partnership’s securities while in possession of material, nonpublic information, and it is also generally illegal to communicate or “tip” such information to others who do not have a legitimate business need for acquiring information.

Anti-Bribery

Covered Parties must comply with all applicable global anti-bribery and anticorruption laws, and are prohibited from offering, promising, making, authorizing or providing (directly, or indirectly through third parties) any payments, gifts, or the transfer of anything of value to any person, including government officials and family members of the government officials, in any jurisdiction to influence or reward any action or decision for the Partnership’s benefit.

Corporate Opportunities

Covered Parties are prohibited from taking for themselves opportunities that arise from their roles with the Partnership, provided, however, that the foregoing shall not apply to Covered Parties who are employees of Blackstone when acting in such capacity and as adviser to other vehicles. No Covered Party may use the Partnership’s property, information or other resources for improper personal gain.

It is the Partnership’s policy that Covered Persons may not take opportunities for themselves that are discovered through the use of Partnership property, information or position, or use Partnership property, information or position for personal gain. Covered Persons have a duty to the Partnership to advance its legitimate interests when the opportunity to do so arises.

Fair Dealing

Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with integrity and due care, and shall engage only in fair competition, by treating ethically colleagues, competitors and other third parties. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or similar unfair practice.

Protection and Proper Use of Partnership Assets

All Covered Parties should endeavor to protect the Partnership’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on profitability. The Partnership’s assets should be used for legitimate business purposes.

Waivers

Any waiver of this Code for executive officers or directors may be made by the disinterested members of the Board of Directors or committee thereof and be disclosed to the Partnership’s unitholders in accordance with any applicable rules and regulations.

Reporting of Known or Suspected Violations or Illegal or Unethical Behavior

You must either (1) promptly contact Legal and Compliance or (2) submit an anonymous report using one of the alternative reporting options outlined in the Partnership’s Whistleblower Policy if you are concerned that a Covered Party may have violated this Code or that other illegal or unethical conduct by a Covered Party has occurred or may occur.

The Partnership will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. The Partnership will not permit or tolerate retaliation of any kind by or on behalf of the Partnership and its personnel against those who make good faith reports or complaints regarding violations of this Code or other illegal or unethical behavior.

Accountability for Adherence to This Code

If it has been determined that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined for noncompliance with penalties up to and including dismissal. Such penalties may include a written letter of reprimand, disgorgement, suspension with or without pay or benefits, and termination of service.

Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Partnership. All Covered Parties are expected to cooperate in internal investigations of alleged misconduct.

Adopted: July 8, 2022

3